AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THE AMENDMENT, effective as of July 27, 2020 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated March 13, 2020 (the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and PGIM, Inc. (the “Sub-Adviser” and, together with the Adviser, the “Parties”). Capitalized terms used herein not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, the Sub-Adviser provides certain investment sub-advisory services to the series of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of July 27, 2020, with the Trust (the “Advisory Agreement”) with respect to the Six Circles Credit Opportunities Fund (the “Credit Opportunities Fund”);

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to employ subadvisers to perform certain of its duties under the Advisory Agreement, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser with respect to the Credit Opportunities Fund in the provision of a continuous investment program for that portion of the assets of the Credit Opportunities Fund which the Adviser may from time to time allocate to the Sub-Adviser in accordance with the terms of the Agreement and the Sub-Adviser is willing to furnish such services;

WHEREAS, the Parties desire to amend Schedule A of the Agreement to add a new series of the Trust, the Credit Opportunities Fund, so that the Sub-Adviser may render certain investment sub-advisory services for the Credit Opportunities Fund pursuant to the Agreement; and

WHEREAS, Section 14 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

W I T N E S S E T H:

1.

The Parties hereby agree that Appendix A of the Agreement is hereby replaced with Appendix A attached hereto, to become effective with respect to the Six Circles Credit Opportunities Fund on the date that the Credit Opportunities Fund commences operations pursuant to an effective amendment to the Trust’s registration statement (with respect to the Credit Opportunities Fund, the “Effective Date”).

2.

With respect to the Credit Opportunities Fund, the Agreement shall continue in effect for a period of two years from the Effective Date, and thereafter, shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust (the “Board”) or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Credit Opportunities Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to the Agreement, by vote cast at a meeting called for the purpose of voting on such approval.

3.

The Parties further agree to amend Section 9 of the Agreement to remove the phrase “in-person” in reference to meetings of the Board to approve the Agreement, in light of evolving interpretations of 1940 Act meeting requirements.

4.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:
Name:	Mary Savino
Title:	Managing Director

PGIM, Inc.

By:
Name:
Title:

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Appendix A

Subadviser Fee Schedule

For the services provided by Subadviser to the Subadviser Assets, pursuant to the attached Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly in arrears, calculated at an annual rate as set forth below based on the average daily net assets of the Subadviser Assets as determined by the Trust’s Administrator. Compensation for any partial period shall be pro-rated based on the length of the period.

The Subadviser represents that neither it nor its affiliates currently have in place a subadvisory agreement with any other non-affiliated adviser that has an asset-based fee schedule that establishes fee rate(s) that are more favorable than the fee rate(s) listed in this Fee Schedule for managing the same or a substantially similar strategy. If at any time after the date hereof the Subadviser agrees to any such fee schedule, it shall promptly notify the Adviser and the Fund and offer the more favorable fee schedule to the Adviser and the Fund.

FUND/SLEEVE	RATE

Six Circles Global Bond Fund Global Sovereign Sleeve Six Circles Global Bond Fund Global Credit Sleeve	5 bps on the first $1 billion, 4 bps thereafter 12 bps on the first $1 billion, 11 bps thereafter

Six Circles Credit Opportunities Fund High Yield Sleeve	25 bps on the first $250 million, 23 bps on the next $250 million, 20 bps thereafter

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